Exhibit 99.1

November 14, 2005

                    SERVOTRONICS, INC. (AMEX- SVT) ANNOUNCES
                  THIRD QUARTER AND NINE MONTH RESULTS FOR 2005

     Elma, NY -- Servotronics, Inc. (Amex - SVT) announced a 63% increase in net income to $252,000 (or $0.12 per share - Basic and Diluted) on revenues of $5,826,000 for the third quarter ended September 30, 2005 as compared to net income of $154,000 (or $0.08 per share Basic and $0.07 per share Diluted) on revenues of $5,383,000 for the same quarter ended September 30, 2004. Net income for the nine month period ended September 30, 2005 was $581,000 (or $0.28 per share - Basic and $0.27 per share - Diluted) on revenues of $17,645,000 as compared to 2004's nine-month net income of $527,000 (or $0.26 per share - Basic and $0.25 per share - Diluted) on revenues of $16,351,000. The Increase in net income is attributable to increased shipments, product mix and price increases at the Company's Advanced Technology Group partially offset by a decrease in shipments at the Company's Consumer Products Group due to the scheduled completion of a significant government contract.

     Servotronics'   expanded   marketing   efforts  in  foreign  countries  are
continuing to be successful. Control components for foreign aerospace and industrial applications have been introduced and purchase orders received. These applications for our control components include foreign manufacturing equipment and jet engine controls. The Company has also been successful in becoming the exclusive supplier of certain control components to major domestic customers based on multi-year contracts. The press announcements of current and future production increases in the manufacture of commercial airliners by both Boeing and Airbus are, and will be, benefiting the Company. The Advanced Technology Group is forecasting continued sales increases in 2006.

     The Consumer Products Group working with its customers, is developing new items for both military and commercial applications. Military and government sales at the Consumer Products Group have a certain volatility that is traditionally characteristic of government procurements. The Consumer Products Group is currently supplying the U. S. government with a significant number of different types of bayonets and other military cutlery items.

     The Company is composed of two groups - the Advanced Technology Group and the Consumer Products Group. The Advanced Technology Group designs, develops and manufactures servo control and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, satellite launch vehicles, etc.). This group is currently providing products for a significant number of aerospace programs such as the F/A-18 E/F Super Hornet and other jet fighters; the Bell/Boeing MV-22 Osprey Tiltrotor Joint Service Aircraft, the Blackhawk, Apache, A-10 and other helicopters, the Standard Missile, numerous business and regional jet aircraft, Raytheon's Hawker Horizon Aircraft, Embraer TwinTurbo Fan aircraft, the Airbus 300 series and Boeing 700 series commercial aircraft, DeHavilland DHC8-40 and various other programs.

     Servotronics' Consumer Products Group designs and manufactures cutlery, bayonets, machetes and combat, survival, sporting, agricultural, and pocket knives for both commercial and government applications.

                           FORWARD-LOOKING STATEMENTS
     Certain paragraphs of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as those pertaining to the Company's expectation of new business and success in its entry into new product programs. Forward-looking statements involve numerous risks and uncertainties. The Company derives a material portion of its revenue from contracts with agencies of the U.S. Government or their prime contractors. The Company's business is performed under fixed price contracts and the following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: uncertainties in today's global economy and global competition, difficulty in predicting defense appropriations, the vitality and ability of the commercial aviation industry to purchase new aircraft, the willingness and ability of the Company's customers to fund long-term purchase programs, and market demand and acceptance both for the Company's products and its customers' products which incorporate Company-made components. The success of the Company also depends upon the trends that affect the national economy. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company assumes no obligation to update forward-looking statements.

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